Exhibit 99.2

CENDANT NAMES VIRGINIA WILSON CHIEF ACCOUNTING OFFICER

Tobia Ippolito, former Chief Accounting Officer, becomes Chief Financial Officer of Cendant Car Rental Group

New York, N.Y., September 2, 2003 — Cendant Corporation (NYSE: CD) today announced that Virginia Wilson, 49, formerly Senior Vice President and Controller for MetLife, Inc., New York, has joined the Company as its newly appointed Executive Vice President and Chief Accounting Officer. She reports to the company’s Chief Financial Officer, Ronald L. Nelson.

Tobia Ippolito, 39, previously Cendant’s chief accounting officer, has been named as chief financial officer of Cendant Car Rental Group, which is comprised of Avis Rental Car and the recently acquired Budget Rental Car business. Mr. Ippolito will report to F. Robert Salerno, president and CEO of the Car Rental Group.

An executive with more than 27 years of accounting and auditing experience, Ms. Wilson was instrumental in the successful initial public offering and demutualization of MetLife, Inc. in 2000. During her tenure with MetLife, Ms. Wilson also led initiatives to ensure compliance with financial aspects of the Sarbanes Oxley Act and was responsible for corporate planning, external and management reporting, accounting and treasury operations, accounting policy controls, investment accounting and financial systems. She also supported the company’s mergers and acquisitions, investor relations and rating agency activities.

Prior to joining MetLife, Inc. in 1999, Ms. Wilson served as senior vice president and controller for Transamerica Life Companies, Los Angeles, for three years where she was responsible for all aspects of financial reporting, accounting operations and ledger control and accounts payable among other duties.

Ms. Wilson was also employed by Deloitte & Touche, LLP, Los Angeles, for 19 years and served as an Audit Partner since 1987.

“Gina Wilson’s expertise in planning, reporting and financial operations are a perfect fit for Cendant and she is a welcomed addition to our corporate staff and finance team,” said Mr. Nelson. “She will concentrate on the continuous improvement of our systems and processes and increase our focus on operational excellence.”

“During the past ten years, Toby Ippolito has served in positions of increasing responsibility within the finance organizations of Cendant and its predecessor company, HFS, Incorporated, said Mr. Salerno. “His skill and discipline in financial reporting, procedures and policy, and broad-based experience in Finance, make him a valuable addition to our management team. He will oversee the CRG’s Finance organization and play an integral role in the completion of the integration of Budget, which represents Cendant’s single largest organic growth opportunity over the next two years.”

About Cendant Corporation
Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at http://www.cendant.com or by calling 877-4-INFOCD (877-446-3623).

Media Contact:
Elliot Bloom
212-413-1832

Investor Contacts:
Sam Levenson
212-413-1920

Henry A. Diamond
212-413-1920